Quilmes Industrial S.A.

84 Grand-Rue • Luxembourg Tel: +352.473.885 • Fax: +352.226.056

CONTACT:

Francis Cressall
Quilmes Industrial (Quinsa) S.A.
+5411-4349-1846
FOR IMMEDIATE RELEASE

     QUILMES INDUSTRIAL (QUINSA), SOCIÉTÉ ANONYME
ANNOUNCES THE EXPIRATION OF AMBEV’S VOLUNTARY OFFER
TO PURCHASE ANY AND ALL OUTSTANDING SHARES OF QUINSA

Luxembourg, April 19, 2007 – Quilmes Industrial (Quinsa), Société Anonyme (NYSE: LQU) (“Quinsa”) was informed by Companhia de Bebidas das Américas – AmBev (“AmBev”) of the final results of the previously announced voluntary offer made by Beverage Associates Holding Ltd. (“BAH”), a Bahamian corporation and a wholly-owned subsidiary of AmBev, to purchase up to 6,872,480 Class A shares and up to 8,661,207 Class B shares (including Class B shares held as American Depositary Shares (“ADSs”)) of Quinsa, an AmBev subsidiary. The Offer expired at 5:00 p.m., New York City time, on Thursday, April 19, 2007. At the expiration of the Offer, according to information provided by AmBev, 2,535,448 Class A shares and 1,618,379 Class B shares (including Class B shares held as ADSs), representing 0.63% of the voting rights of Quinsa, had been tendered in and not withdrawn from the Offer. The minimum tender condition of the Offer, which required that 3,939,387 Class B shares (including Class B shares held as ADSs) be validly tendered and not validly withdrawn, was not satisfied and as a result, AmBev has advised us that the Offer expired and will be withdrawn without BAH purchasing any Class A shares or Class B shares (including Class B shares held as ADSs). AmBev has informed us that all Class A shares and Class B shares (including Class B shares held as ADSs) that were tendered in the Offer will be returned promptly to the respective holders thereof without any action required on the part of the holders.

The Companies

Quinsa is the largest brewer in Argentina, Bolivia, Paraguay and Uruguay, having a share of the Chilean market as well. It also is the Pepsi bottler in Argentina and Uruguay.

AmBev is the largest brewer in Brazil and in South America through its beer brands Skol, Brahma and Antarctica. AmBev also produces and distributes soft drink brands such as Guaraná Antarctica, and has franchise agreements for Pepsi soft drinks, Gatorade and Lipton Ice Tea. AmBev has been present in Argentina since 1993 through Brahma. BAH is a wholly owned subsidiary of AmBev.